Exhibit 99.1

July 22, 2008
Caterpillar contact:
Jim Dugan
Corporate Public Affairs
(309) 494-4410
Mobile (309) 360-7311
Dugan_Jim@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces Second Quarter 2008 Results

NASHVILLE, TN - Caterpillar Financial Services Corporation (Cat Financial) today reported record second-quarter revenues of $785 million, an increase of $38 million, or 5 percent, compared with the second quarter of 2007.  Second-quarter profit after tax was $130 million, a $7 million, or 6 percent, increase over the second quarter of 2007.

Of the increase in revenues, $101 million resulted from the impact of continued growth of earning assets (finance receivables and operating leases at constant interest rates), and $7 million resulted from a net increase in various other net revenue items, including $12 million related to gains on the sales of receivables.  These increases were offset by a $70 million decrease from the impact of lower interest rates on new and existing finance receivables.

On a pre-tax basis, profit was $176 million, down $11 million, or 6 percent, compared with the second quarter of 2007.  The decrease was principally due to higher provision expense of $21 million and an $11 million increase in general, operating and administrative expense, offset by an increase of $15 million in margin (wholesale, retail finance, operating lease and associated fee revenues less interest expense and depreciation on assets leased to others) and a $7 million net increase in various other net revenue items, including $12 million related to gains on the sales of receivables.  The increase in margin principally resulted from the growth in average earning assets over 2007 of $3.72 billion.

Provision for income taxes decreased $18 million, or 28 percent, compared with the second quarter of 2007.  The decrease was primarily attributable to favorable changes in the geographic mix of pre-tax profits.

New retail financing was a record $4.60 billion, an increase of $944 million, or 26 percent, from the second quarter of 2007.  The increase was the result of increased new retail financing primarily in our Asia-Pacific, Diversified Services and Europe operating segments.

Past dues over 30 days at June 30, 2008 were 3.35 percent compared to 2.09 percent at June 30, 2007.  Write-offs, net of recoveries, were $19 million for the second quarter of 2008 compared to $12 million for the second quarter of 2007.  Both of these increases were primarily due to the continued softening of the U.S. housing industry.

Caterpillar Inc. Vice President and Cat Financial President Kent M. Adams said, "Cat Financial's record new business and strong profit combined with our diversified funding platform continues to demonstrate our ability to deliver reliable earnings.  Although past dues are up from last year, our portfolio continues to perform very well with write-offs as a percentage of the retail portfolio in-line with the five-year historical average.  During this time of economic uncertainty in key markets, we continue to work to be a reliable source of financing for Caterpillar customers and dealers."

For more than 25 years, Cat Financial, a wholly owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar ® gas turbines and other equipment and marine vessels.  Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia, Latin America and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

SECOND QUARTER 2008 VS. SECOND QUARTER 2007
(ENDING JUNE 30)
(Millions of dollars)

	2008	2007	CHANGE
Revenues	$785	$747	5%
Profit Before Tax	$176	$187	(6%)
Profit After Tax	$130	$123	6%
New Retail Financing	$4,597	$3,653	26%
Total Assets	$32,413	$27,616	17%

SIX MONTHS 2008 VS. SIX MONTHS 2007
(ENDING JUNE 30)
(Millions of dollars)

	2008	2007	CHANGE
Revenues	$1,564	$1,460	7%
Profit Before Tax	$359	$369	(3%)
Profit After Tax	$254	$248	2%
New Retail Financing	$8,071	$6,397	26%

SAFE HARBOR STATEMENT UNDER THE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements contained in this earnings release may be considered “forward-looking statements” and involve risks and uncertainties that could significantly impact results.  In this context, words such as “believes,” “expects,” “estimates,” “anticipates,” “will,” “should” and similar words or phrases often identify forward-looking statements made on behalf of Cat Financial.  It is important to note that actual results of the company may differ materially from those described or implied in such forward-looking statements based on a number of factors and uncertainties, including, but not limited to changes in economic conditions; currency exchange or interest rates; political stability; market acceptance of the company's products and services; significant changes in the competitive environment; changes in law, regulations and tax rates; and other general economic, business and financing conditions and factors described in more detail in the company's Form 10-K filed with the Securities and Exchange Commission on February 22, 2008.  We do not undertake to update our forward-looking statements.